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                                                        Corporate Office
                                                        BRC Holdings, Inc.
                                                        1111 W. Mockingbird Lane
                                                        Suite 1400
                                                        Dallas, Texas 75247-5014
                                                        Tel 214.688.1800

FOR IMMEDIATE RELEASE

                                        Contact:  Thomas Kiraly
                                                  Executive Vice President &
                                                  Chief Financial Officer
                                                  (214) 905-2370


BRC SUIT ALLEGES MATADOR PROPOSAL MISLEADING

Dallas, Texas, December 10, 1998 -- BRC Holdings, Inc. (NASDAQ-BRCP) ("BRC") filed suit against Matador Capital Management Corporation ("Matador") in federal court this morning alleging that Matador has made misleading statements about its ability to make an offer for BRC's common stock. In its suit, BRC alleges that Matador made public statements designed to mislead BRC stockholders into believing that Matador was preparing to make an immediate offer for BRC's common stock at a price of $21 per share at a time when Matador had not arranged financing for such a transaction.

The lawsuit, BRC HOLDINGS, INC. V. MATADOR CAPITAL MANAGEMENT CORPORATION, is pending in the United States District Court for the Northern District of Texas, Dallas Division.